Exhibit 77(i)

Terms of new of amended securities

At the September 15, 2011 Board meeting, the Board of Directors of ING Variable Portfolios, Inc. (“IVPI”) approved the establishment of ING Emerging Markets Index Portfolio (the “Portfolio”) and approved the filing with the U.S. Securities and Exchange Commission of a post-effective amendment to IVPI’s registration statement registering shares of the Portfolio. In addition, the Board approved the requisite plans, agreements, and other routine matters with respect to the establishment of the Portfolio.